Exhibit (p) under Form N-1A
                                              Exhibit 99 under Item 601/Reg. S-K

                                                           Adopted: May 23, 1997


                              THE RIVERFORNT FUNDS

                                 CODE OF ETHICS

A.    LEGAL REQUIREMENTS

Rule 17j (a) under the Investment Company Act of 1940 (the "Act") makes it unlawful for any officer or trustee (as well as other persons) of The Riverfront Funds (the "Funds"), in connection with the purchase or sale by such person of a security "held or to be acquired" by any investment portfolio of the Fund (a "Series");

     (1)  To employ  any device  scheme or  artifice  to  defraud  the Fund or a
          Series:

      (2) To make to the Fund or a Series any untrue statement of a material fact or omit to state to the Fund or a Series a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

      (3) To engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon the Fund or a Series; or

     (4) To engage in any manipulative practice with respect to the Fund or a Series.


      A security is "held or to be acquired" if within the most recent 15 days it (I) is or has been held by the Fund or a Series, or (ii) is being or has been considered by the Fund or a Series or the investment adviser or sub-investment adviser for the Fund or the Series for purchase by the Fund or the Series. A purchase or sale includes the writing of an option to purchase or sell.

B.    FUND POLICY

1. It is the policy of the Fund that no "access person" 1 of the Fund or of a Series shall engage in any act, practice or course of conduct that would violate the provisions of Rule 17j-1(a) set forth above. Each investment adviser, sub-investment adviser and principal underwriter to a Series shall adopt a Code of Ethics which shall apply to all "access persons," as defined in Rule 17j-1, who are affiliated persons of the investment adviser, sub-investment adviser or principal underwriter. The trustee of the Fund shall review that Code for consistency with Rule 17j-1.

2. It is the policy of the Fund that no "access person" shall engage in any of the following practices (provided, however, that access persons who are affiliated persons of a Series' investment adviser, sub-investment adviser or principal underwriter shall not be subject to these prohibitions since such persons are subject to the Code of Ethics of either the investment adviser, sub-investment adviser or the principal underwriter, as the case may be:

      (a) purchasing or selling, for his or her own account, a security on a day on which a Series has, to the actual knowledge of such access person, a pending buy or sell order in that same security.

C.    PROCEDURES

1. In order to provide the Fund with information to enable it to determine with reasonable assurance whether the provisions of Rule 17j-1(a) are being observed by its access person;

(a) Each access person of the Fund or of a Series, other than a trustee who is not an "interested person" (as defined in the Act), shall submit reports in the form attached hereto as Exhibit A ("Securities Transactions Reports") to the Fund's compliance officer, showing all transactions in "reportable securities" in which the person has, or by reason of such transactions acquires, any direct or indirect beneficial ownership.2 Such reports shall be filed no later than 10 days after the end of each calendar quarter, but need not show transactions over which such person had no direct or indirect influence or control. Notwithstanding the foregoing, any access person who is an officer, director or employee or otherwise an affiliated person of the investment adviser, sub-investment adviser or principal underwriter to a Series, shall submit reports in accordance with such adviser's, sub-advisers or such underwriter's Code of Ethics, as the case may be, and not this Code.

(b) Each trustee who is not an "interested person" or the Fund shall submit the same quarterly report as required under paragraph (a), but only for a transaction in a reportable security where he knew a the time of the transaction or, in the ordinary course of fulfilling his official duties as a trustee, should have known that during the 15-day period immediately preceding or after the date of the transaction, such security is or was purchased or sold, or considered for purchase or sale, by the Fund or the Series. No report is required if the trustee had no direct or indirect influence or control over the transaction.

In light of the present investment objectives and policies of the respective Series of the Fund, the Fund does not believe that personal transactions by its access persons in any securities other than securities which the Fund or a Series is permitted to purchase would be prohibited by Rule 17j-1(a). Accordingly, for purposes of subparagraphs (a) and (b) above, a "reportable security" includes only securities which the Fund or a Series would be permitted to acquire under its investment objectives and policies set forth in its then current prospectuses under the Securities Act of 1933, and does not include securities issued or guaranteed by the United States Government, its agencies or instrumentalities, bankers' acceptances, bank certificates of deposits, and commercial paper, and shares of registered open-end investment companies. In the event the aforementioned investment objective and policies change in the future, the Board would reconsider the scope of this reporting requirement in light of such change and Rule 17j-1.

2. The compliance officer shall notify each "access person" of the Fund or of a Series who may be required to make reports pursuant to this Code that such person is subject to this reporting requirement and shall deliver a copy of this Code to each such person.

3.    The compliance officer shall report to the Board of Trustees:

(a) at the next meeting following the receipt of any Securities Transaction Report with respect to each reported transaction in a security which was held or acquired by the Fund or a Series within 15 days before or after the date of the reported transaction or at a time when, to the knowledge of the compliance officer, the Fund, a Series, or the respective investment adviser for the Fund or a Series, was considering the purchase of sale of such security, unless the amount involved in the transaction was less that $50,000;

      (b) with respect to any transaction not required to be reported to the Board by the operation of subparagraph (a) that the compliance officer believes nonetheless may evidence a violation of this Code; and

      (c)   any apparent violation of the reporting requirement.


4. The Board shall consider reports made to it hereunder and shall determine whether the policies established in Section B above have been violated, and what sanctions, if any, should be imposed, The Board shall review the operations of this policy at least once a year.

5. This Code, a copy of each Securities Transaction Report by an access person and lists of all persons required to make reports shall be preserved with the Fund's records for the period required by Rule17j-1.

Adopted:  May 23, 1997


1 An "access person" is each director or officer of the Fund, each employee (if any) of the Fund who, in connection with his regular duties, makes, participates in, or obtains information about the purchase or sale of a security by and/or of the Fund or a Series or whose functions relate to the making of any recommendations with respect to such purchases or sales, and any person in a control relationship to the Fund or the Series.

2 "Beneficial ownership" of a security is determined in the same manner as it would by for the purposes of Section 16 of the Securities Exchange Act of 1934, except that such determination should apply to all securities. Generally, a person should consider himself the beneficial owner of securities held by his spouse, his minor children, a relative who shares his home, or other persons if by reason of any contract, understanding, relationship, agreement or other arrangement, he obtains from such securities benefits substantially equivalent to those of ownership. He should also consider himself the beneficial owner of securities if he can vest or revest title in himself nor or in the future.